REAL ESTATE SALE CONTRACT

THIS REAL ESTATE SALE CONTRACT (this “Contract”) is made and entered into as of this 12th day of June, 2006 between AMERICAN ITALIAN PASTA COMPANY, a Delaware corporation (the “Seller”), and ST SPECIALTY FOODS, INC., a Minnesota corporation (“Buyer”).

R E C I T A L S:

A.         Seller is the owner of a pasta manufacturing plant and related real estate in Kenosha, Wisconsin.

B.          Seller desires to sell to Buyer, and Buyer desires to purchase the Property (hereinafter defined) from Seller in accordance with the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by Seller and Buyer, Seller and Buyer hereby agree as follows:

1.            The Property. For the price and upon and subject to the terms, conditions and provisions set forth in this Contract, Seller will sell and convey to Buyer, and Buyer will purchase from Seller the following (together, the “Property”):

A.           Land. That certain tract or parcel of land that is legally described on Exhibit “A” attached hereto and made a part hereof for all purposes, together with all rights and appurtenances pertaining to the land, including any right, title and interest of Seller in and to benefits, privileges, easements, hereitditaments, appurtenances, and adjacent public roadways and public alleys (together, the “Land”);

B.           Improvements. The improvements on the Land including, without limitation, the manufacturing plant known and numbered as 6819 77th Avenue, Kenosha, Wisconsin, the parking areas and driveways and other appurtenances (the “Improvements”); and,

C.           Personal Property. All personal property owned by Seller listed on Exhibit “B” attached hereto, if any (the “Personal Property”) but specifically excluding those items set forth and described in Section 15 hereof.

2.            Purchase Price; Deposit. The purchase price (“Purchase Price”) for the Property will be Six Million Two Hundred Fifty Thousand and No/100 Dollars ($6,250,000.00). Buyer agrees to pay the Purchase Price as follows:

A.           Buyer has previously deposited the sum of Three Hundred Thousand and No/100 Dollars ($300,000.00) (the “Deposit”) with Kenosha Title Services, Inc., 600 52nd Street, Suite 130, Kenosha, Wisconsin 53140 (the “Title Company”) pursuant to a

Letter of Intent executed by Buyer and Seller on May 26, 2006, and which Letter of Intent will terminate on the Effective Date (hereinafter defined). The Title Company will hold the Deposit in escrow pursuant to the terms of this Contract and invest the Deposit in accordance with Buyer’s written instructions. Unless otherwise expressly set forth herein, upon any termination of this Contract prior to Closing, the Deposit shall be paid to Seller.

B.           On the Closing Date (as defined in Section 8 hereof), Buyer will pay the balance of the Purchase Price by federal wire transfer of funds as provided in Section 8(C)(ii) hereof, subject to the credits, prorations and adjustments set forth herein, and the Deposit and interest accrued thereon, will be applied to the Purchase Price.

3.            Title and Deed. On the Closing Date, Seller will sell and convey to Buyer insurable fee simple title to the Property by special warranty deed in proper form for recording (the “Deed”), subject to (a) general state, county and city taxes and installments of special assessments, if any, not yet due and payable for the tax fiscal year in which the Closing Date occurs and all subsequent years, and (b) the Permitted Exceptions (as such term is defined in Section 4).

4.	Title Insurance; Survey.

A.           Within five (5) days after the Effective Date, Seller will, at Seller’s expense, cause to be delivered to Buyer a title insurance commitment (the “Title Commitment”) issued by the Title Company, together with a copy of all exception documents listed in Schedule B of the Title Commitment. The Title Commitment will constitute the commitment of the Title Company to issue to Buyer, at Seller’s expense, an owner’s title insurance policy, in the then current ALTA standard Form B policy form (the “Title Policy”), in the amount of the Purchase Price, insuring that at the time of the recording of the Deed there is vested in Buyer good fee simple title to the Property, subject only to the Permitted Exceptions. All endorsements to the Title Policy, if any, shall be paid for by Buyer.

B.           Buyer has a period expiring ten (10) days from Buyer’s receipt of the Title Commitment and the exception documents relating thereto within which to object to Seller in writing with respect to any matters shown in the Title Commitment.

C.           If Seller is unwilling or unable to cure by the Closing Date any matter to which Buyer has timely objected, and Buyer does not waive such objectionable matter, Buyer’s sole remedy will be to cancel this Contract by notice to Seller, in which event the entire Deposit, together with interest accrued thereon, will be immediately returned to Buyer, and neither party will have any further obligation or liability to the other hereunder. Nothing herein will be construed to require Seller to cure any title or survey objections or otherwise to incur any expense in connection therewith.

D.           Any title matter or survey matter not timely objected to by Buyer, or timely objected to but later waived, whether or not shown in the Commitment, shall be deemed a Permitted Exception.

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5.	Due Diligence.

A.           On or before the Closing Date, Buyer and its agents shall be afforded access during normal business hours to conduct such inspections of the facilities and property as it deems necessary upon reasonable notice to Seller. During such inspections, Buyer shall not unreasonably interfere with the conduct of Seller’s business upon the Property.

B.           On or before the date that is thirty (30) days from the Effective Date (the “Environmental Review Period”), Buyer may, at Buyer’s cost and expense, cause a Phase I and/or a Phase II environmental audit to be conducted on the Property (collectively, the “Audits”) as Buyer deems appropriate. Buyer will cause copies of all results and reports from the Audits (collectively, the “Audit Results”) to be completed and delivered to Buyer and Seller. If any of the Audit Results disclose conditions or other matters unacceptable to Buyer in its reasonable discretion, Buyer shall notify Seller, in writing, of such conditions prior to the expiration of the Environmental Review Period (the “Buyer’s Notice”) and Seller shall thereafter have the option to: (i) remedy such unacceptable condition(s), to the reasonable satisfaction of Buyer, prior to Closing; or, (ii) terminate this Contract, in which event the Deposit (except for the Independent Consideration, which shall be released to Seller) shall be returned to Buyer and neither party will have any further obligations hereunder except for any obligations that expressly survive. If Buyer does not timely give the Buyer’s notice, or if Buyer finds no unacceptable conditions and elects not to provide Buyer’s Notice, then this Contract shall continue in full force and effect and Seller shall have no further obligations under this Section 5. To the extent that Buyer raises objections in Buyer’s Notice, Buyer will furnish Seller with concurrent copies of all written correspondence between Buyer and the parties conducting such Audits.

C.           During Buyer’s and its agents presence on the Property authorized by this Section 5, it is possible that Buyer or its agents will obtain information or material that is confidential or proprietary to either Seller or Seller’s clients and customers (“Confidential Information”). Buyer will adhere to the confidentiality obligations set forth in this subparagraph 5(C) and will further ensure that any third party it designates to perform all or any part of an Inspection agrees to confidentiality terms no less restrictive. The definition of Confidential Information includes any information obtained by Buyer or Buyer’s agents while on the Property which a reasonable person would understand to be confidential, and shall also include (i) the terms of this Contract (unless such terms have previously been disclosed by Seller), and (ii) information about the condition of the Property. In such case, the party in receipt of such information must maintain the confidentiality of the information notwithstanding anything to the contrary in this Agreement. Buyer agrees not to disclose Confidential Information without the Seller’s prior written consent and not to use, record or reproduce any Confidential Information other than for the purposes of performing its obligations hereunder. Upon a termination of this Contract for any reason prior to Closing (as defined in Section 8), Buyer shall return to Seller all such Confidential Information obtained by Buyer and Buyer’s agents in connection with this Contract, provided, however, that the provisions of this subparagraph 5(C) shall not apply to (i) information that becomes part of the public

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domain other than through breach of this subparagraph 5(C); (ii) information that Buyer has in its possession at the time of disclosure or thereafter independently develops without the use of the disclosed Confidential Information; (iii) information that is received by Buyer from a third party having a legal right to transmit same; and (iv) information that Buyer is ordered to disclose pursuant to a subpoena issued by a government agency or court of competent jurisdiction. The parties’ obligations under this subparagraph 5(C) shall survive the Closing or earlier termination of this Contract.

D. Buyer agrees to indemnify, save harmless, and defend Seller, its directors, officers, employees, and property management agent, if any, from and against any and all claims, actions, damages, liabilities and expenses (including attorneys’ fees) in connection with personal injury and/or damage to property to the extent caused by or resulting from any act or omission of the Buyer or its designees in exercising its rights under this Section 5. Any defense conducted by Buyer of any such claims, actions, damages, liability and expense will be conducted by attorneys chosen by Buyer, and Buyer will be liable for the payment of any and all court costs, expenses of litigation, reasonable attorneys’ fees and any judgment that may be entered therein. Seller may repair any damage to the Property caused by Buyer or Buyer’s designees during the Audits at Buyer’s expense. Buyer’s obligations under this Section 5(D) shall survive Closing or termination of this Contract.

6.            “As Is” Condition; No Representations and Warranties. Buyer acknowledges and agrees with Seller that: (i) neither Seller nor any employee, agent, officer or representative of Seller has made any representation, promise or warranty whatsoever regarding the condition of the Property or any part thereof, including, without limiting the generality of the foregoing, representations as to the physical nature or condition thereof, the financial prospect for the Property or its suitability for a particular purpose; (ii) Buyer has been afforded the opportunity to inspect the Property and make an independent determination of the Property’s condition and suitability; and (iii) in performing this Contract, Buyer does not rely upon any statement or information to whomsoever made or given, directly or indirectly, verbally or in writing, by Seller or any employee, agent, officer or representative of Seller. Buyer will take the Property “as is, where is, with all faults,” in such condition as the same may be on the date of April 24, 2006, subject to normal wear and tear occurring between the date hereof and the Closing Date. Buyer and Seller acknowledge that the Purchase Price reflects the fact that Buyer has agreed to purchase the Property “as is, where is, with all faults,” and that Buyer assumes responsibility for any environmental work that may be necessary in the future and that Seller shall have no liability for the condition of the Property. Without limiting the foregoing, Buyer agrees that by closing on the purchase of the Property, Buyer waives and releases Seller from any and all claims relating to the Property, including, without limitation, the condition, adequacy or suitability of the Property for Buyer’s purposes. The provisions of this Section 6 shall survive the Closing.

7.	Default.

A.           If Seller defaults under this Contract, Buyer as its sole and exclusive remedy may terminate this Contract, in which event the Deposit will be returned by the Title Company to Buyer, or sue Seller for specific performance of this Contract.

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B.           If Buyer defaults under this Contract, then, Seller, waives the right to specifically enforce this Agreement, and Seller, as its sole and exclusive remedy, may recover the Deposit (including interest on the Deposit) (in lieu of any other damages recoverable by Seller by reason of Buyer’s default, it being agreed, however, that this limitation on damages will not be applicable to damages suffered by Seller by reason of Buyer’s breach of the indemnity obligations under Section 5(C)). Seller acknowledges and agrees that based on the circumstances now existing, known or unknown, it would be excessively costly and impracticable to establish Seller’s damages by reason of Buyer’s default and it would be reasonable to award Seller liquidated damages in the amount of the Deposit as Seller’s sole and exclusive remedy.

C.           Seller and Buyer agree that in the event of a default by either party, the other party shall, prior to taking any such action as may be available to it, and except as otherwise expressly provided herein, provide written notice to the defaulting party stating the default and giving the defaulting party ten days within which to cure such default. The non-defaulting party shall not be required to tender performance to the defaulting party as a condition precedent to holding the defaulting party in default. No notice of default shall be required if the default is the failure to close on the sale of the Property on the Closing Date.

8.	Closing Date; Closing Procedure.

A.           Unless otherwise terminated as provided herein, and except as hereinafter provided, this transaction will be closed (the “Closing”) at the office of the Title Company on July 18, 2006 (the “Closing Date”), or such other date as the parties may mutually agree upon in writing. An executed copy of this Contract will be delivered to the Title Company by Seller and will constitute the instructions to the Title Company to complete the Closing.

B.           The following will be deposited with the Title Company on or before the Closing Date:

(i)	Seller will deposit or cause to be deposited:

(a)          The Deed, subject only to the Permitted Exceptions, in form prepared by Seller, duly executed and acknowledged;

(b)          A bill of sale and assignment in form prepared by Seller conveying to Buyer all of Seller’s interest in and to the Personal Property, without warranty or representation;

(c)          A certification of Seller’s non-foreign status pursuant to Section 1445 of the Code;

(d)          A closing statement prepared by the Title Company and executed by Seller;

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(e)          Such other documents and instruments as the Title Company reasonably requires to evidence the due organization and valid existence of Seller and its authority to enter into and perform its obligations under this Contract;

(f)           A mechanic’s lien affidavit in the form customarily utilized by Title Company;

(g)          A Confidentiality Agreement between Seller and Buyer dated as of the date of Closing, in form and substance acceptable to Buyer and Seller (the “Confidentiality Agreement”), executed on behalf of Seller; and

(h)          Such other instruments as are required by this Contract and/or as are reasonably necessary or appropriate to consummate the sale contemplated by this Contract.

(ii)	Buyer will deposit or cause to be deposited:

(a)          By federal wire transfer of funds, an amount equal to the balance of the Purchase Price, as adjusted for proration of taxes, assessments and other closing costs as provided in Section 9;

(b)          Such documents and instruments as the Title Company reasonably requires to evidence the due organization and valid existence of Buyer and its authority to enter into and perform its obligations under this Contract;

(c)          A closing statement prepared by the Title Company and executed by Buyer;

(d)          The Confidentiality Agreement executed on behalf of Buyer; and,

(e)          Such other instruments as are required by this Contract and/or as are reasonably necessary or appropriate to consummate the purchase contemplated by this Contract.

C.           Upon receipt of all of the documents and funds described in Paragraph 8(B), above, the Title Company will (i) record the Deed; (ii) disburse the Purchase Price to Seller as shown in Seller’s closing statement; (iii) deliver to Buyer the Title Policy, the original Deed, as recorded, the Bill of Sale, Seller’s certificate pertaining to the Seller’s non-foreign status and a copy of Buyer’s closing statement executed Buyer; and (iv) deliver to Seller a photocopy of the Deed, as recorded, and a copy of Seller’s closing statement.

D.           In the event that the Closing has not occurred prior to 11:59 p.m. Central Daylight Time, August 15, 2006 (the “Termination Date”) by reason of any action or

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inaction of Seller, the entire Deposit, together with interest accrued thereon, shall be immediately returned to Buyer this Contract shall terminate and be of no further force or effect. In the event that Closing has not occurred prior to the Termination Date by reason of any action or inaction of Buyer, the provisions of Section 7(B) shall apply.

9.	Prorations; Closing Costs.

A.           All general state, county and city taxes and installments of special assessments (collectively, “Taxes”), levied or assessed against the Property will be paid by Seller if due and payable on or before the Closing Date and will be paid by Buyer if due and payable thereafter; PROVIDED, HOWEVER, that the Taxes for the tax fiscal period in which the Closing Date occurs (the “Proration Period”) will be prorated between Seller and Buyer on and as of the Closing Date, and Seller will bear only that proportion of such Taxes which the number of days in the Proration Period to and including the Closing Date bears to the total number of days in the Proration Period. If the amount of Taxes for the Proration Period cannot be determined as of the Closing Date, such proration will be based on the Taxes for the immediately preceding tax fiscal period and there shall be no post-closing adjustment. Buyer expressly acknowledges and agrees that any and all special assessments to which the Property is subject which are payable in installments will continue to be paid in installments, and Seller will be obligated to pay only those installments which are due and payable on or before the Closing Date, and Buyer assumes and agrees to pay all installments thereof and all other Taxes which are due and payable after the Closing Date, subject to the foregoing provisions for proration of the Taxes for the Proration Period.

B.	Buyer will pay:

(i)           One-half of the Title Company’s fee for acting as closing agent, if any; and

(ii) The cost of recording the Deed;
(iii) The cost of any endorsements to the Title Policy; and,
(iv) Any expenses associated with Buyer’s loan, if any.
C.	Seller will pay:

(i)           The cost of recording all releases of existing mortgages and other financing instruments.

(ii)          The cost of issuance of the Title Commitment and the Title Policy and all fees and charges of the Title Company in connection therewith (excluding costs for endorsements to the Title Policy);

(iii)         One-half of the Title Company’s fee for acting as closing agent, if any; and,

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(iv)	All real estate transfer and stamp taxes.

10.          Possession. Possession of the Property will be delivered to Buyer on the Closing Date, subject to the Permitted Exceptions and further subject to the provisions of Sections 15, 16, and 17 hereof. Seller shall disconnect all utilities on the Closing Date, unless Buyer arranges to have the utilities transferred to Buyer’s name (at no cost to Seller).

11.          Condemnation. If, prior to the Closing Date, all or a substantial part of the Property is taken in any proceeding by public authority or any other body vested with the power of eminent domain, by condemnation or otherwise or is acquired for public or quasi-public purposes or condemnation proceedings therefor will have been instituted, then (except as provided below) Buyer will have the right to cancel this Contract, said election to be exercised by Buyer by giving Seller written notice to such effect prior to the Closing Date but not later than fifteen (15) days after Buyer receives notice of such occurrence. In the event that Buyer elects to cancel this Contract, the entire Deposit, together with interest accrued thereon, will be immediately returned to Buyer and both parties will be relieved and released of and from all further liability hereunder. Unless this Contract is so canceled, it will remain in full force and effect without any reduction in the Purchase Price and Seller will assign, transfer and set over to Buyer all of its right, title and interest in any awards that may be made for such taking.

12.          Risk of Loss. If, before delivery of the Deed to Buyer, improvements on the Property are damaged or destroyed by fire or other causes, including those that could be covered by what is known as fire and extended coverage insurance, the parties agree that the risk of that damage or destruction shall be borne as provided herein. If the damage is minor ($50,000.00 or less) Seller may (a) repair or replace the improvements on the Property if the work can be completed before the Closing Date or (b) pay to Buyer at Closing an amount equal to the cost of such repairs or replacement. If Seller elects not to repair or replace the improvements on the Property, Seller will pay to Buyer at Closing an amount equal to the cost of such repairs or replacement, or if the damage is substantial ($50,000.00 or more), Buyer may enforce or cancel this Contract by written notice to Seller within ten (10) days after receiving notice of the damage or destruction of the Property. If Buyer elects to enforce the Contract, the Purchase Price shall not be reduced and the Property shall be conveyed in its existing condition at the time, provided, Seller shall assign Seller’s fire and extended coverage insurance proceeds to Buyer at closing. If Buyer elects to cancel the Contract, the entire Deposit, together with interest accrued thereon, shall be immediately returned to Buyer.

13.	Representations and Warranties.

A.           Notwithstanding the provisions of Section 6 hereof, Seller hereby represents and warrants to Buyer:

(i)           Organization and Good Standing. Seller is duly organized and in good standing in the State of Delaware and licensed to transact business in the State of Wisconsin and will so remain until the Closing Date;

(ii)          Title. Seller has good and marketable fee simple title in and to the Property and from the date hereof until the Closing Date;

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(iii)         Status and Authority of Seller. Seller has all requisite power and authority to execute and deliver this Contract, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it; and,

(iv)         No Conflicts. The execution, delivery and performance of this Contract by Seller does not and will not constitute a breach of (either immediately, or upon the giving of notice or lapse of time or both), or require the consent of any third party under, any lease, contract, or other agreement or obligation to which Seller or any of its assets are subject.

B.	Buyer hereby represents and warrants to Seller:

(i)           Organization and Good Standing. Buyer is duly organized and in good standing in the State of Minnesota and licensed to transact business in the State of Wisconsin and will so remain until the Closing Date;

(ii)          Status and Authority of Seller. Buyer has all requisite power and authority to execute and deliver this Contract, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it; and,

(iii)         No Conflicts. The execution, delivery and performance of this Contract by Buyer does not and will not constitute a breach of (either immediately, or upon the giving of notice or lapse of time or both), or require the consent of any third party under, any lease, contract, or other agreement or obligation to which Buyer or any of its assets are subject.

14.          Brokers. Each party represents and warrants to the other that it has had no dealings with any broker or agent in connection with this transaction except Keen Realty, LLC, Apex Commercial, Inc. (collectively, “Apex”) and Realty Plus (“Buyer’s Broker”). Apex shall be paid a commission by Seller at Closing, pursuant to a separate written agreement. Seller shall have no obligation to pay any commission, or otherwise compensate Buyer’s Broker, who has been retained at Buyer’s sole cost and expense. Nothing herein shall be deemed to prohibit Buyer’s Broker from being paid a commission or fee by Apex in accordance with a separate agreement between Buyer’s Broker and Apex, however, Buyer acknowledges that Seller has no obligation or responsibility concerning such agreement. Each party agrees to indemnify and save the other party harmless from all claims, liability and expense (including reasonable attorneys’ fees) made against or suffered or incurred by the other party as a result of a breach of the foregoing representation.

15.          Excluded Assets. The Personal Property shall not include: (i) the B-Line pasta manufacturing line described on Exhibit “C” attached hereto and incorporated herein by reference (the “B-Line”), excluding the “piping headers” (ii) the C-Line manufacturing line described on Exhibit “C” (the “C-Line”), excluding the “piping headers” (iii) any parts inventory relating to the four (4) pasta manufacturing line machines currently or previously located on the Property; (iv) the tote washer; (v) any packaging equipment including tote stations

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and conveyors; and, (vi) any pasta inventory of Seller located on the Property (collectively, the “Excluded Assets”).

A.           Except as provided herein, the Excluded Assets shall be removed from the Property by Seller prior to Closing without any material damage or destruction to the Property.

B.           Seller shall be entitled to allow AIPC’s pasta inventory to remain on the Property until August 31, 2006, provided that all pasta inventory shall be shipped by Seller at Seller’s sole cost and expense prior to such date and further provided that the storage of Seller’s pasta inventory on the Property following Closing shall not unreasonably interfere with Seller’s operation of the Property. Seller shall be solely responsible for any risk of loss to such inventory and shall maintain appropriate insurance for such inventory.

C.           The B-Line shall be allowed to remain on the Property for a period of two (2) years following Closing. Neither Seller nor Buyer shall be permitted to operate the B-Line during such period that it remains on the Property. The B-Line shall be removed from the Property at Seller’s sole cost and expense and Seller and Buyer shall cooperate with respect to the timing of the removal of the B-Line. Buyer shall take commercially reasonable steps to protect the B-Line from damage or destruction during the period that it remains on the Property. Seller shall cause the B-Line to be covered by Seller’s policies of casualty insurance and Buyer shall bear no risk of loss for such equipment.

D.           Seller and Buyer acknowledge and agree that the removal of the B-Line and the C-Line from the Property will necessarily cause some resulting damage to the Property, including the Property’s roof. Seller shall be responsible for any significant damage to the Property or repairs to the Property that are necessary following such removal in order to restore the Property to its condition prior to the installation and removal of the equipment. Seller’s removal of the B-Line and the C-Line will include the removal of all electrical conduit from the existing location of the B-Line and C-Line to their underground feed location as well as the exhaust stacks connected to the B-Line and C-Line. Seller shall ensure that the removal of the B-Line will not interfere with Buyer’s ongoing operation of the Property and it shall take all steps necessary to safeguard other parts of the Property form any contamination or interruption arising from the removal of the B-Line. Seller will cause the roof of the Property to be repaired following the removal of the exhaust stacks, which repairs shall be conducted to the reasonable satisfaction of Buyer in a good and workmanlike manner in conformance with all applicable legal requirement (including building code requirements). All roof repairs conducted by Seller shall be conducted by the party with whom Seller contracted to install the roof, or by such other company selected by Seller who is authorized to conduct such repairs under the existing warranty covering the roof.

16.          Non-Competition. Buyer, its subsidiaries and affiliates will not, directly or indirectly, sell, produce, process, co-pack or distribute in Canada, the United States or Mexico any amount of dry pasta product in excess of five million pounds per calendar year, other than when such pasta is included in a product packaged by Buyer (and not by a third party on behalf

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of Buyer) in which package the pasta is accompanied by a packet or pouch of some type or the pasta and seasonings are blended together in the same package.

A.           Notwithstanding the above, Buyer will not sell, produce, process, co-pack or distribute any dry pasta to or for General Mills, ConAgra, Kraft, Campbell’s and Agri-Link, or any party affiliated with any of them or supplying or contacting with any of them with respect to the sale, production, processing, co-packing or distribution of dry pasta or any product containing dry pasta.

B.           Buyer also agrees, through the earlier of: (i) December 31, 2009, or (ii) the date that current majority owners of Buyer (the “Restricted Parties”) no longer have control over Buyer, not to sell, lease or otherwise transfer the rights to use the Property to any third party (other than a third party sale and leaseback transaction) that directly or indirectly, sells, produces, processes, co-packs or distributes any dry pasta product

C.           The provisions of this Section 16 shall survive Closing through December 31, 2009.

D.           At Seller’s request, Buyer shall certify to Seller, no more frequently than annually, that Buyer and the Restricted Parties are in compliance with the terms and provisions of this Section 16.

17.          Technical Assistance. Until such date that is one hundred twenty (120) days following the Closing Date, Seller shall provide certain technical assistance to Buyer with respect to mechanical systems located on the Property and the operation of the Personal Property. Such assistance shall be provided by members of Seller’s engineering department with appropriate knowledge of such equipment, at such times that are mutually agreeable to Buyer and Seller. During the 120 day period described in this Section 17, Seller’s designated employees shall not be required to expend more than two hundred forty (240) man-hours in providing such assistance.

18.          Assignment. Buyer shall not assign or transfer Buyer’s rights or obligations under this Contract without Seller’s consent, which will not be unreasonably withheld or delayed. Assignment of this Contract by Buyer (if permitted by Seller), however, shall not release Buyer of Buyer’s obligations to Seller hereunder.

19.          Attorneys’ Fees. Notwithstanding Section 7 of this Contract, if either party obtains a judgment against the other party by reason of a breach of this Contract, reasonable attorneys’ fees, as fixed by the court, may be included in such judgment.

20.          Entire Agreement; Modifications; Authority. This Contract contains the entire agreement between Seller and Buyer and there are no other terms, conditions, promises, understandings, statements or representations, express or implied, concerning the sale contemplated hereunder. No alteration, change or modification of this Contract will be effective unless made in writing and executed by Seller and Buyer.

21.          Effective Date. The term “Effective Date of this Contract” as used herein means the date on which either Seller or Buyer last signs this Contract as dated beneath such signature.

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22.          Time. Time is of the essence in the performance of all obligations under this Contract.

23.          Notice. All notices required under this Contract and all approvals and other communications required or permitted to be given hereunder, must be in writing and be mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

To Seller:	American Italian Pasta Company
4100 N. Mulberry Drive
Kansas City, MO 64116
Attn: General Counsel

With a copy to:	American Italian Pasta Company
4100 N. Mulberry Drive
Kansas City, MO 64116
Attn: Chief Financial Officer

Blackwell Sanders Peper Martin LLP

4801 Main Street, Suite 1000
Kansas City, Missouri 64108
Attention: John Crossley

To Buyer:	ST Specialty Foods, Inc.

8700 Xylon Avenue North

Brooklyn Park, MN 55445
Attn: Dale Schulz

With a copy to:	Kirkland & Ellis LLP
555 California Street
San Francisco, California 94104
Attention: David A. Breach

Any notice will be deemed given on the day after the date such notice is mailed as hereinbefore provided.

24.          Terminology. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof”, “hereunder” and similar terms will refer to this Contract unless the context requires otherwise. Where the context requires, the neuter gender will include the masculine and/or feminine, and the singular will include the plural and vice versa.

25.          Governing Law. This Contract will be governed by and construed in accordance with the laws of the State of Wisconsin.

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26.          Binding Effect. This Contract will be binding upon and, subject to the provisions of Section 19 hereof regarding assignment, inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

27.          Survival. All provisions or requirements of this Contract not capable of being performed prior to the Closing Date will remain in full force and effect after the Closing Date.

28.          Memorandum. Seller and Buyer agree, at the request of either party, to record a memorandum against the Property which describes the provisions Sections 15 and 16 hereof.

29.          Counterparts. This Contract may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Contract.

30.          Business Days. Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall upon a Saturday, Sunday or holiday observed by national banks in the state in which the Property is situated, the date for such determination or action shall be extended to the first business day immediately thereafter.

31.          1031 Exchange. Either party shall have the right to include this transaction as part of a 1031 tax deferred exchange. Each party agrees to cooperate with the other party to effectuate any such 1031 exchange; provided, however, the other party shall not be required to incur any expense or liability as a result of same. As part of a 1031 effectuated by Seller, Seller may upon notice to Buyer transfer the Property, or a percentage interest thereof, prior to Closing to one or more affiliates or owners of Seller, but such transfer shall in no way require Buyer to incur any additional expense or liability as a result thereof, and all percentages of ownership shall be deeded to Buyer at Closing.

32.          Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING UNDER OR RELATED TO THIS CONTRACT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, BUYER AND SELLER HEREBY AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY, IRRESPECTIVE OF WHICH PARTY COMMENCES SUCH ACTION OR PROCEEDING.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Contract as of the date first above written.

SELLER:

AMERICAN ITALIAN PASTA COMPANY, a Delaware corporation

By:	/s/ George A. Shadid
Printed Name:	George A. Shadid
Title:	EVP/CFO

Date:	6-12-06

BUYER:

ST SPECIALTY FOODS, INC., a Minnesota corporation

By:	/s/ Dale V. Schulz
Printed Name:	Dale V. Schulz
Title:	President, CEO

Date:	June 12, 2006

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